Exhibit 99.1

News Release

United Airlines

Worldwide Media Relations

872.825.8640

media.relations@united.com

United Reports October 2014

Operational Performance

CHICAGO, November 10, 2014 – United Airlines (UAL) today reported October 2014 operational results.

UAL’s October 2014 consolidated traffic (revenue passenger miles) increased 0.4 percent and consolidated capacity (available seat miles) increased 0.7 percent versus October 2013. UAL’s October 2014 consolidated load factor decreased 0.2 points compared to October 2013.

About United

United Airlines and United Express operate an average of 5,100 flights a day to 374 airports across six continents. In 2013, United and United Express operated nearly two million flights carrying 139 million customers. With U.S. mainland hubs in Chicago, Denver, Houston, Los Angeles, New York/Newark, San Francisco and Washington, D.C., United operates more than 700 mainline aircraft. This year, the airline is taking delivery of 35 new Boeing aircraft, including the 787-9 as the North American launch customer, and is welcoming 32 new Embraer 175 aircraft to United Express. The airline is a founding member of Star Alliance, which provides service to 192 countries via 27 member airlines. More than 85,000 United employees reside in every U.S. state and in countries around the world. For more information, visit united.com, follow @United on Twitter or connect on Facebook. The common stock of United’s parent, United Continental Holdings, Inc., is traded on the NYSE under the symbol UAL.

United Reports October 2014 Operational Performance / Page 2

Preliminary Operational Results

	October				Year-to-Date
	2014	2013	Change		2014	2013	Change
REVENUE PASSENGER MILES (000)
Domestic	7,632,764	7,668,146	(0.5%)		76,357,734	76,787,539	(0.6%)
International	7,114,094	6,994,990	1.7%		74,795,070	73,922,195	1.2%
Atlantic	3,325,808	3,334,162	(0.3%)		32,607,007	32,770,925	(0.5%)
Pacific	2,642,739	2,628,394	0.5%		27,188,067	27,102,205	0.3%
Latin	1,145,547	1,032,434	11.0%		14,999,996	14,049,065	6.8%
Mainline	14,746,858	14,663,136	0.6%		151,152,804	150,709,734	0.3%
Regional	2,293,366	2,303,418	(0.4%)		22,234,976	22,244,679	0.0%
Consolidated	17,040,224	16,966,554	0.4%		173,387,780	172,954,413	0.3%
AVAILABLE SEAT MILES (000)
Domestic	9,091,001	9,108,727	(0.2%)		88,425,616	89,451,782	(1.1%)
International	8,991,645	8,809,595	2.1%		91,564,935	89,803,307	2.0%
Atlantic	4,119,784	4,183,387	(1.5%)		40,293,211	39,991,759	0.8%
Pacific	3,442,864	3,316,215	3.8%		33,261,067	32,506,539	2.3%
Latin	1,428,997	1,309,993	9.1%		18,010,657	17,305,009	4.1%
Mainline	18,082,646	17,918,322	0.9%		179,990,551	179,255,089	0.4%
Regional	2,776,723	2,785,985	(0.3%)		26,676,897	27,112,202	(1.6%)
Consolidated	20,859,369	20,704,307	0.7%		206,667,448	206,367,291	0.1%
PASSENGER LOAD FACTOR
Domestic	84.0%	84.2%	(0.2	) pts	86.4%	85.8%	0.6	pts
International	79.1%	79.4%	(0.3	) pts	81.7%	82.3%	(0.6	) pts
Atlantic	80.7%	79.7%	1.0	pt	80.9%	81.9%	(1.0	) pt
Pacific	76.8%	79.3%	(2.5	) pts	81.7%	83.4%	(1.7	) pts
Latin	80.2%	78.8%	1.4	pts	83.3%	81.2%	2.1	pts
Mainline	81.6%	81.8%	(0.2	) pts	84.0%	84.1%	(0.1	) pts
Regional	82.6%	82.7%	(0.1	) pts	83.3%	82.0%	1.3	pts
Consolidated	81.7%	81.9%	(0.2	) pts	83.9%	83.8%	0.1	pts
ONBOARD PASSENGERS (000)
Mainline	7,594	7,521	1.0%		76,982	76,695	0.4%
Regional	4,021	4,181	(3.8%)		39,105	40,109	(2.5%)
Consolidated	11,615	11,702	(0.7%)		116,087	116,804	(0.6%)
CARGO REVENUE TON MILES (000)
Total	227,445	196,399	15.8%		2,040,195	1,810,837	12.7%

(more)

United Reports October 2014 Operational Performance / Page 3

Preliminary Fuel Costs Per Gallon

Fourth Quarter 2014 estimated consolidated average price per gallon of fuel, including the impact of all cash-settled hedges and fuel taxes	2.76-2.81 Dollars

Preliminary Operational Results

	2014	2013	Change
October On-Time Performance[1]	77.4%	85.0%	(7.6	) pts
October Completion Factor[2]	99.3%	99.5%	(0.2	) pts

[1]	Based on domestic mainline scheduled flights arriving within 14 minutes of scheduled arrival time, according to data published in the DOT Air Travel Consumer Report
[2]	Mainline completion percentage

Safe Harbor Statement

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Certain statements included in this release are forward-looking and thus reflect our current expectations and beliefs with respect to certain current and future events and financial performance. Such forward-looking statements are and will be subject to many risks and uncertainties relating to our operations and business environment that may cause actual results to differ materially from any future results expressed or implied in such forward-looking statements. Words such as “expects,” “will,” “plans,” “anticipates,” “indicates,” “believes,” “forecast,” “guidance,” “outlook” and similar expressions are intended to identify forward-looking statements. Additionally, forward-looking statements include statements that do not relate solely to historical facts, such as statements which identify uncertainties or trends, discuss the possible future effects of current known trends or uncertainties or which indicate that the future effects of known trends or uncertainties cannot be predicted, guaranteed or assured. All forward-looking statements in this report are based upon information available to us on the date of this report. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, changed circumstances or otherwise, except as required by applicable law. Our actual results could differ materially from these forward-looking statements due to numerous factors including, without limitation, the following: our ability to comply with the terms of our various financing arrangements; the costs and availability of financing; our ability to maintain adequate liquidity; our ability to execute our operational plans, including optimizing our revenue; our ability to control our costs, including realizing benefits from our resource optimization efforts, cost reduction initiatives and fleet replacement programs; our ability to utilize our net operating losses; our ability to attract and retain customers; demand for transportation in the markets in which we operate; an outbreak of a disease that affects travel demand or travel behavior; demand for travel and the impact that global economic conditions have on customer travel patterns; excessive taxation and the inability to offset future taxable income; general economic conditions (including interest rates, foreign currency exchange rates, investment or credit market conditions, crude oil prices, costs of aircraft fuel and energy refining capacity in relevant markets); our ability to cost-effectively hedge against increases in the price of aircraft fuel; any potential realized or unrealized gains or losses related to fuel or currency hedging programs; the effects of any hostilities, act of war or terrorist attack; the ability of other air carriers with whom we have alliances or partnerships to provide the services contemplated by the respective arrangements with such carriers; the costs and availability of aviation and other insurance; industry consolidation or changes in airline alliances; competitive pressures on pricing and on demand; our capacity decisions and the capacity decisions of our competitors; U.S. or foreign governmental legislation, regulation and other actions (including open skies agreements and environmental regulations); labor costs; our ability to maintain satisfactory labor relations and the results of the collective bargaining agreement process with our union groups; any disruptions to operations due to any potential actions by our labor groups; weather conditions; the possibility that expected merger synergies will not be realized or will not be realized within the expected time period; and other risks and uncertainties set forth under Item 1A., Risk Factors, of UAL’s Annual Report on Form 10-K, as well as other risks and uncertainties set forth from time to time in the reports we file with the SEC.

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